Exhibit 5.1

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105

September 4, 2015

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105

Ladies and Gentlemen:

I am Senior Vice President, General Counsel of Epiq Systems, Inc. (the “Company”) and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S–8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 83,928 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which were issued pursuant to a Restricted Stock Award Agreement, dated as of July 17, 2014, by and between the Company and Karin-Joyce Tjon Sien Fat (the “RSA Agreement”).

I have examined (i) the Articles of Incorporation of the Company, as amended, (ii) the Amended and Restated Bylaws of the Company, (iii) the RSA Agreement, (iv) the Registration Statement and (v) such other records, documents and matters of law, and satisfied myself as to such matters of fact, as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General and Business Corporation Law of the State of Missouri. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities or “Blue Sky” laws of the various states to the resale of the Shares pursuant to and in accordance with the terms and conditions of the Reoffer Prospectus included in the Registration Statement.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement and to the reference to me under “Legal Matters” in the Reoffer Prospectus included in the Registration Statement and other references to me included in and made a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Missouri be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Jayne Rothman
Jayne Rothman
Senior Vice President, General Counsel